EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED GEOLOGIST

U.S. Securities and Exchange Commission
Washington, DC 20549

March 10, 2014

Ladies and Gentlemen:

Dr. Dennis J. LaPoint, a registered geologist, and independent of Tap Resources, hereby consents to the incorporation and use in this Registration Statement of Tap resources Inc. on Form S-1 reports that have been used. These include Recon Activity report #1 dated September 11, 2012 and Recon Activity Report #2 dated February 18, 2013 that appear in such Registration Statement.

I also consent to the reference to myself under the title “Interests of Named Experts and Counsel” in the Registration Statement and this Prospectus.

Dr. Dennis J. LaPoint
March 10, 2014